Sterling Bancorp
400 Rella Boulevard
Montebello, NY 10901-4243

News Release	T 845.369.8040
F 845.369.8255

http://www.sterlingbancorp.com

FOR IMMEDIATE RELEASE
January 27, 2015

STERLING BANCORP CONTACT:
Luis Massiani, SEVP & Chief Financial Officer
845.369.8040
Sterling Bancorp Announces Results for the Three Months Ended December 31, 2014
Strong operating momentum continues highlighted by core diluted earnings per share1 of $0.23, GAAP diluted earnings per share of $0.20, and annualized commercial loan growth of 9.6%.

Key Highlights for the Three Months ended December 31, 2014

▪	Total revenue[2] reached $74.2 million.

▪	Core net income was $19.6 million, which represented growth of 8% over the linked quarter.

▪	Tax equivalent net interest margin was 3.70%, compared to 3.77% in the linked quarter and 3.58% in the fourth calendar quarter of 2013.

▪	Total non-interest income excluding securities gains was $14.0 million, which represented 18.9% of total revenue[2].

▪	Core total revenue[1] grew 3.2% versus an increase in core non-interest expense of 1.9% over the linked quarter.

▪	Core operating efficiency ratio[1] was 54.0%.

▪	Annualized commercial loan growth of 9.6% (end of period balances) and 19.9% (average balances) over the linked quarter.

▪	Core return on average tangible assets[1] was 1.13%, compared to 1.06% in the linked quarter and 0.69% in the fourth calendar quarter of 2013.

▪	Core return on average tangible equity[1] was 14.42%, compared to 13.81% in the linked quarter and 8.99% in the fourth calendar quarter of 2013.

▪	Signed a definitive agreement to merge with Hudson Valley Holding Corp; Sterling Bancorp will be the surviving entity.

▪	Fiscal year end to change from September 30 to December 31.

MONTEBELLO, N.Y. – January 27, 2015 – Sterling Bancorp (NYSE: STL), the parent company of Sterling National Bank, today announced results for the three months ended December 31, 2014. Net income for the quarter was $17.0 million, or $0.20 per diluted share, compared to net income of $16.3 million, or $0.19 per diluted share, for the linked quarter ended September 30, 2014 and a net loss of $(14.0) million, or $(0.20) per diluted share, for the fourth calendar quarter of 2013. The net loss in the fourth calendar quarter of 2013 included merger-related expense and other charges incurred in connection with the merger with legacy Sterling Bancorp.

President’s Comments
Jack Kopnisky, President and Chief Executive Officer, commented: “We continue to make progress towards our goal of building a high performance regional bank that delivers strong growth and profitability. Since December 31, 2013, our total loans have grown by $688.5 million to $4.8 billion, and total commercial loans have grown by $693.7 million to $4.1 billion. This represents

1. Core measures are defined in the non-GAAP tables beginning on page 10.
2. Total revenue is equal to net interest income plus non-interest income excluding securities gains and losses.

growth of 16.7% and 20.5%, respectively. As of December 31, 2014, our total assets reached $7.4 billion compared to $6.7 billion a year ago.

“Core net income for the quarter was $19.6 million and core diluted earnings per share were $0.23. Our core return on average tangible assets was 1.13% and core return on average tangible equity was 14.42%. This compares to 0.69% and 8.99%, respectively, for the same quarter a year ago.

“Consistent with our strategy of expanding in the Greater New York metropolitan region, we announced our pending merger with Hudson Valley Holding Corp. on November 5, 2014. We anticipate closing the transaction in the second quarter of 2015. On a pro forma basis, the combined company will have approximately $10.5 billion in assets, $6.6 billion in loans and $8.1 billion in deposits. We anticipate the acquisition will allow us to realize significant cost savings and revenue enhancement opportunities.

“On a linked quarter basis, our core total revenue grew 3.2% while core non-interest expense increased by 1.9%. We continue to realize the anticipated revenue and expense benefits of the merger with legacy Sterling Bancorp and the consolidation of our financial centers and other locations. For the quarter, our core operating efficiency ratio was 54.0%, which compares to 54.7% in the linked quarter and 65.4% in the same quarter last year.

“We continue to experience strong loan growth across multiple asset classes. As of December 31, 2014, total loans were $4.8 billion, which represented annualized growth of 4.6% over the prior quarter end and growth of $712 million, or 17.3%, since the completion of the merger with legacy Sterling Bancorp. Total loan balances were impacted by the sale of approximately $43.0 million of residential mortgage loans in December 2014, which had been previously held for investment. During the quarter, our commercial loan balances grew $94.4 million, which represented annualized growth of 9.6% over the prior quarter end.

“As of December 31, 2014, our total deposits were $5.2 billion. Our retail, commercial and municipal transaction, money market and savings accounts were $4.7 billion, which represented 89.3% of our total deposit balances. Our total cost of deposits was 0.21% for the three months ended December 31, 2014.

“We continue to focus on diversifying and improving our revenue mix. Non-interest income excluding securities gains was $14.0 million for the quarter, which represented 18.9% of total revenue. We have a significant opportunity to grow our specialty lending and other fee-based businesses and anticipate completing the acquisition of a specialized payroll services provider by February 2015. We maintain our target of growing fee income and increasing the proportion of fee income to total revenue to greater than 20% over time.

“Net charge-offs against the allowance for loan losses for the three months ended December 31, 2014 were $1.2 million, compared to $1.1 million in the three months ended September 30, 2014. The allowance for loan losses to total loans was 0.88%. As a result of purchase accounting, a substantial portion of the loans acquired in prior merger transactions are not subject to the allowance for loan losses as the performance of these loans remains satisfactory. The ratio of allowance for loan losses to non-performing loans continues to strengthen and increased from 79.7% at September 30, 2014 to 90.8% at December 31, 2014.

“Our capital position remains strong. At December 31, 2014, our tangible equity to tangible assets ratio was 7.76% and our Tier 1 leverage ratio was 8.21%. At Sterling National Bank, our Tier 1 leverage ratio was 9.38%. We have ample capital and liquidity to support our organic growth and execute our strategy.

“We are changing our fiscal year end from September 30 to December 31 which will be effective for the fourth calendar quarter of 2014. This change will assist our shareholders in reviewing our financial results and evaluating our performance. Lastly, I am pleased to announce our Board of Directors has declared a dividend on our common stock of $0.07 per share payable on February 16, 2015 to our holders as of the record date of February 6, 2015.”

Reconciliation of Core to GAAP Results
Results for the fourth calendar quarter of 2014 were impacted by pre-tax charges of $3.9 million, which are listed below. Excluding the impact of these items, net income was $19.6 million, or $0.23 per diluted share. The pre-tax charges were the following:

•	Costs associated with the banking systems conversion of $1.4 million. The charges were recognized as other non-interest expense.

•	A charge to exit certain facilities and financial center locations of $610 thousand, which was recognized in other non-interest expense.

•	A charge incurred in connection with the change in fiscal year end of $465 thousand, which was recognized in other non-interest expense.

•	Amortization of non-compete intangible assets of $859 thousand.

•	Merger-related expense of $502 thousand incurred in connection with the pending merger with Hudson Valley.

See the reconciliation of the Company’s non-GAAP financial measures included in this press release beginning on page 10. Non-GAAP financial measures include references to the terms “core” or “excluding”.

Change in Fiscal Year End
The Company is changing its fiscal year end from September 30 to December 31 which will be effective for the fourth calendar quarter of 2014. The Company will file a transition report on Form 10-K with the Securities and Exchange Commission for the three month period ended December 31, 2014. The Company expects to file the transition report on or about March 2, 2015.

Net Interest Income and Margin
Fourth calendar quarter 2014 compared with fourth calendar quarter 2013
Net interest income was $60.2 million, up $14.4 million compared to the fourth calendar quarter of 2013. This was mainly the result of higher average loans and investment securities balances due to the merger with legacy Sterling Bancorp and organic growth. The tax-equivalent yield on investment securities increased 16 basis points and the yield on loans decreased 14 basis points. Yield on loans included $1.2 million in accretion of the fair value discount associated with the loans acquired from Gotham Bank of New York and legacy Sterling Bancorp. The cost of total deposits was 21 basis points and the cost of borrowings was 2.21%. The net interest margin on a tax-equivalent basis was 3.70% compared to 3.58% for the same period a year ago.

Fourth calendar quarter 2014 compared with linked quarter ended September 30, 2014
Net interest income increased $604 thousand compared to the linked quarter ended September 30, 2014. The increase in net interest income was mainly due to a $175.8 million increase in the average balance of loans outstanding compared to the linked quarter. Partially offsetting this increase was a decline in the yield on loans, which was 4.74% for the quarter compared to 4.83% for the linked quarter. The decline was due mainly to a decrease in the accretion of the fair value discount associated with loans acquired from Gotham Bank of New York and legacy Sterling Bancorp of $448 thousand. The tax-equivalent yield on interest earning assets was 4.17% compared to 4.24% in the linked quarter. Tax-equivalent net interest margin was 3.70% compared to 3.77% in the linked quarter.

Non-interest Income
Fourth calendar quarter 2014 compared with fourth calendar quarter 2013
Excluding net (loss) gains on sale of securities, non-interest income increased $4.2 million to $14.0 million in the fourth calendar quarter of 2014 compared to the same quarter last year. The increase was mainly due to an increase in fees associated with service charges on deposits, fees generated in the factoring and payroll finance businesses and gain on sale income in mortgage banking. The Company realized a net loss on sale of securities of $43 thousand in the fourth calendar quarter of 2014 compared to a net loss on sale of securities of $645 thousand in the same quarter last year.

Fourth calendar quarter 2014 compared with linked quarter ended September 30, 2014
Excluding net (loss) gains on sale of securities, non-interest income increased $1.7 million to $14.0 million during the fourth calendar quarter of 2014. The increase was mainly due to an increase in mortgage banking income of $698 thousand, an increase of $320 thousand in factoring and payroll finance fees, a $353 thousand increase in title insurance income and a $233 thousand increase in bank owned life insurance income. The Company realized a net gain on sale of securities of $33 thousand in the linked quarter ended September 30, 2014.

Non-interest Expense
Fourth calendar quarter 2014 compared with fourth calendar quarter 2013
Non-interest expense declined $27.2 million relative to the fourth calendar quarter of 2013 to $45.8 million, principally the result of an $8.6 million decrease in direct merger-related expense and an $18.5 million decrease in other non-interest expense, which were mainly incurred in connection with the legacy Sterling Bancorp merger.

Fourth calendar quarter 2014 compared with linked quarter ended September 30, 2014
Non-interest expense increased $2.0 million compared to the linked quarter, mainly due to a $2.0 million increase in other non-interest expense, which included a charge of $1.4 million associated with the banking systems conversion, a charge of $465 thousand associated with the change in our fiscal year end and a $610 thousand charge related to the closing of certain facilities and financial centers. In the fourth calendar quarter of 2014 we also incurred costs of $502 thousand related to our pending merger with Hudson Valley Holding Corp. During the quarter, the amortization of intangible assets declined $638 thousand to $1.9 million as several non-compete agreements associated with the legacy Sterling Bancorp merger expired in October 2014.

Income Taxes
In the fourth calendar quarter of 2014, the Company recorded income taxes at a rate of 33.0%, compared to an effective tax rate of 28.3% in the linked quarter and 33.2% for the same quarter last year.

Key Balance Sheet Highlights at December 31, 2014

▪	Total assets were $7.4 billion.

▪	Total loans, including loans held for sale, were $4.9 billion.

▪
Commercial and industrial loans (which includes traditional C&I, asset-based lending, payroll finance, factoring and warehouse lending) represented 44.6%, commercial real estate loans represented 38.3%, consumer and residential mortgage loans represented 15.2%, and acquisition, development and construction loans represented 2.0% of the total loan portfolio.

▪
Commercial loan growth, which includes commercial and industrial loans, commercial real estate loans and specialty lending businesses was $94.4 million for the quarter ended December 31, 2014, and represented annualized growth of 9.6% over the prior quarter.

▪	Securities, excluding FHLB and FRB stock, were $1.7 billion and represented 23.1% of total assets.

▪	Total deposits were $5.2 billion.

▪	Retail, commercial and municipal transaction, money market and savings deposits were $4.7 billion and represented 89.3% of total deposits.

▪
The allowance for loan losses was $42.4 million and represented 0.88% of total loans. Loans acquired in prior merger transactions were recorded at fair value at the acquisition date; a substantial portion of these loans continue to carry no allowance for loan losses.

▪	Tangible book value per share was $6.47.

Credit Quality
Non-performing loans decreased $4.3 million to $46.6 million, or 0.97% of total loans at December 31, 2014 compared to $51.0 million, or 1.07% of total loans at September 30, 2014. Net charge-offs for the fourth calendar quarter of 2014 that were charged to the allowance for loan losses were $1.2 million, compared to $1.1 million in the linked quarter. The allowance for loan losses at December 31, 2014 was $42.4 million, which represented 90.8% of non-performing loans and 0.88% of our total loan portfolio compared to $40.6 million, 79.7% and 0.85%, respectively, as of September 30, 2014. The increase in the balance of the allowance for loan losses was mainly related to the higher balance of loans outstanding at December 31, 2014.

Capital
The Company’s stockholders’ equity was $975.2 million at December 31, 2014, an increase of $14.1 million relative to September 30, 2014. The increase in stockholders’ equity was mainly the result of net income of $17.0 million, an increase in other comprehensive income of $1.2 million and stock option exercises and stock-based compensation which totaled $1.7 million. These increases were partially offset by dividends declared of $5.8 million.

Tangible book value per share increased to $6.47 at December 31, 2014 from $6.30 at September 30, 2014. Total goodwill and other intangible assets were $432.3 million at December 31, 2014, a decrease of $1.9 million compared to September 30, 2014. For the quarter ended December 31, 2014, basic and diluted weighted average common shares outstanding increased to 83.8 million and 84.2 million, respectively, compared to 83.6 million basic shares and 83.9 million diluted shares, respectively, for the quarter ended September 30, 2014. Total shares outstanding at December 31, 2014 were approximately 83.9 million.

Consolidated tangible equity to tangible assets was 7.76% at December 31, 2014 and the Company’s Tier 1 leverage ratio was 8.21%. Sterling National Bank remained well capitalized at December 31, 2014 with a Tier 1 leverage ratio of 9.38%.

Sterling Bancorp will host a teleconference and webcast on Wednesday, January 28, 2015 at 10:30 AM eastern time to discuss the Company’s results. Interested parties are invited to listen to the webcast and view accompanying slides on the Company’s website at www.sterlingbancorp.com. Analysts are invited to listen by dialing (855) 877-0343, Conference ID #61855975. A replay of the teleconference will be available beginning January 28, 2015 and can be accessed through the Company’s website.

About Sterling Bancorp
Sterling Bancorp, with its principal subsidiary Sterling National Bank, specializes in the delivery of service and solutions to business owners, their families and consumers within the communities we serve through teams of dedicated and experienced relationship managers. Sterling National Bank offers a complete line of commercial, business, and consumer banking products and services. For more information, visit the Sterling Bancorp website at www.sterlingbancorp.com.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may concern Sterling Bancorp’s current expectations about its future results, plans, operations and prospects and involve certain risks, including the following: the ability to obtain regulatory approvals and meet other closing conditions in connection with the Hudson Valley Holding Corp. merger, including approval by Sterling Bancorp and Hudson Valley Holding Corp. stockholders, on the expected terms and schedule; delay in closing the merger; difficulties and delays in integrating the Sterling Bancorp and Hudson Valley Holding Corp. business or fully realizing cost savings and other benefits; inflation; the effects of, and changes in, trade; changes in asset quality and credit risk; introduction, withdrawal, success and timing of business initiatives; capital management activities; customer disintermediation; and the success of Sterling Bancorp in managing those risks. Other factors that could cause Sterling Bancorp’s actual results to differ from those indicated in forward-looking statements are included in the “Risk Factors” section of Sterling Bancorp’s filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made and we undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Financial information contained in this release should be considered to be an estimate pending the filing with the Securities and Exchange Commission of the Company’s Transition Report on Form 10-K for the period October 1, 2014 through December 31, 2014. While the Company is not aware of any need to revise the results disclosed in this release, accounting literature may require information received by management between the date of this release and the filing of the Transition Report on Form 10-K to be reflected in the results of the fiscal period, even though the new information was received by management subsequent to the date of this release.

Sterling Bancorp and Subsidiaries                                        CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION                        (unaudited, in thousands, except share and per share data)

	12/31/2014	9/30/2014	9/30/2013
Assets:
Cash and due from banks	$121,520	$177,619	$113,090
Investment securities	1,713,183	1,689,888	1,208,392
Loans held for sale	46,599	17,846	1,011
Loans:
Residential mortgage	529,766	570,431	400,009
Commercial real estate	1,842,821	1,817,576	1,277,037
Commercial and industrial	2,145,644	2,076,474	439,787
Acquisition, development and construction	96,995	92,149	102,494
Consumer	200,415	203,808	193,571
Total loans, gross	4,815,641	4,760,438	2,412,898
Allowance for loan losses	(42,374)	(40,612)	(28,877)
Total loans, net	4,773,267	4,719,826	2,384,021
Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank Stock, at cost	75,437	66,085	24,312
Accrued interest receivable	19,301	19,667	11,698
Premises and equipment, net	46,156	43,286	36,520
Goodwill	388,926	388,926	163,117
Other intangibles	43,332	45,278	5,891
Bank owned life insurance	150,522	119,486	60,914
Other real estate owned	5,867	7,580	6,022
Other assets	40,712	41,900	34,184
Total assets	$7,424,822	$7,337,387	$4,049,172
Liabilities:
Deposits	$5,212,325	$5,298,654	$2,962,294
FHLB borrowings	1,003,209	795,028	462,953
Other borrowings	9,846	45,639	—
Senior notes	98,498	98,402	98,033
Mortgage escrow funds	4,167	4,494	12,646
Other liabilities	121,577	134,032	30,380
Total liabilities	6,449,622	6,376,249	3,566,306
Stockholders’ equity	975,200	961,138	482,866
Total liabilities and stockholders’ equity	$7,424,822	$7,337,387	$4,049,172

Shares of common stock outstanding at period end	83,927,572	83,628,267	44,351,046
Book value per share	$11.62	$11.49	$10.89
Tangible book value per share	6.47	6.30	7.08

Sterling Bancorp and Subsidiaries                                        CONSOLIDATED CONDENSED INCOME STATEMENTS
(unaudited, in thousands, except share and per share data)

	For the Quarter Ended
	12/31/2014	9/30/2014	12/31/2013
Interest and dividend income:
Loans and loan fees	$56,869	$55,793	$43,288
Securities taxable	7,413	7,587	6,903
Securities non-taxable	2,865	2,866	2,161
Other earning assets	940	863	359
Total interest income	68,087	67,109	52,711
Interest expense:
Deposits	2,818	2,421	1,834
Borrowings	5,032	5,055	5,001
Total interest expense	7,850	7,476	6,835
Net interest income	60,237	59,633	45,876
Provision for loan losses	3,000	5,350	3,000
Net interest income after provision for loan losses	57,237	54,283	42,876
Non-interest income:
Accounts receivable / factoring commissions and other fees	4,134	3,814	2,226
Mortgage banking income	2,858	2,160	1,616
Deposit fees and service charges	4,221	3,850	3,942
Net (loss) gain on sale of securities	(43)	33	(645)
Bank owned life insurance	1,024	791	740
Investment management fees	403	446	540
Other	1,360	1,192	729
Total non-interest income	13,957	12,286	9,148
Non-interest expense:
Compensation and benefits	22,410	22,110	23,554
Stock-based compensation plans	1,146	1,006	991
Occupancy and office operations	7,245	7,148	6,333
Amortization of intangible assets	1,873	2,511	1,875
FDIC insurance and regulatory assessments	1,568	1,619	1,164
Other real estate owned, net (income) expense	(81)	214	368
Merger-related expenses	502	—	9,068
Other	11,151	9,172	29,621
Total non-interest expense	45,814	43,780	72,974
Income (loss) before income tax expense	25,380	22,789	(20,950)
Income tax expense (benefit)	8,376	6,452	(6,948)
Net income (loss)	$17,004	$16,337	$(14,002)
Weighted average common shares:
Basic	83,831,380	83,610,943	70,493,305
Diluted	84,194,916	83,883,461	70,493,305
Earnings per common share:
Basic earnings per share	$0.20	$0.20	$(0.20)
Diluted earnings per share	0.20	0.19	(0.20)
Dividends declared per share	0.07	0.07	—

Sterling Bancorp and Subsidiaries                                        SELECTED FINANCIAL DATA
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
End of Period	12/31/2014	9/30/2014	6/30/2014	3/31/2014	12/31/2013
Total assets	$7,424,822	$7,337,387	$7,250,729	$6,924,419	$6,667,437
Securities available for sale	1,140,846	1,110,813	1,160,510	1,233,310	1,153,313
Securities held to maturity	572,337	579,075	570,470	527,265	508,337
Loans, gross [1]	4,815,641	4,760,438	4,558,624	4,244,354	4,127,141
Goodwill	388,926	388,926	387,325	387,286	387,517
Other intangibles	43,332	45,278	47,860	50,441	53,020
Deposits	5,212,325	5,298,654	5,102,457	5,211,724	4,920,564
Municipal deposits (included above)	883,350	992,761	824,522	926,618	673,656
Borrowings	1,111,553	939,069	1,061,777	634,516	696,270
Stockholders’ equity	975,200	961,138	953,433	936,466	925,109
Tangible equity	542,942	526,934	518,248	498,739	484,572
Average Balances
Total assets	$7,340,332	$7,217,649	$7,048,328	$6,747,546	$6,013,816
Loans, gross:
Residential mortgage	566,705	548,146	536,038	520,887	491,231
Commercial real estate	1,850,168	1,736,441	1,680,242	1,580,454	1,466,986
Commercial and industrial	2,038,784	1,966,359	1,805,048	1,625,720	1,268,492
Acquisition, development and construction	95,727	97,863	94,804	93,531	98,691
Consumer	204,631	202,940	199,626	199,834	200,637
Loans, total [1]	4,756,015	4,580,178	4,315,758	4,042,702	3,526,037
Securities (taxable)	1,355,104	1,349,126	1,444,507	1,386,538	1,330,646
Securities (non-taxable)	366,017	361,766	339,417	324,470	250,520
Total earning assets	6,598,178	6,430,467	6,265,883	5,985,054	5,207,436
Deposits:
Non-interest bearing demand	1,626,341	1,636,583	1,681,169	1,640,125	1,361,622
Interest bearing demand	756,217	732,699	712,051	761,409	619,746
Savings (including mortgage escrow funds)	685,142	647,103	606,518	613,131	622,530
Money market	1,817,091	1,566,669	1,625,335	1,461,774	1,182,858
Certificates of deposit	457,996	520,899	549,201	582,580	565,462
Total deposits and mortgage escrow	5,342,787	5,103,953	5,174,274	5,059,019	4,352,218
Borrowings	902,299	1,064,137	820,607	660,486	709,125
Equity	973,089	956,166	944,476	934,304	780,241
Tangible equity	539,693	522,025	507,671	494,691	432,703
Condensed Tax Equivalent Income Statement
Interest and dividend income	$68,087	$67,109	$65,761	$61,325	$52,711
Tax equivalent adjustment*	1,546	1,543	1,481	1,440	1,164
Interest expense	7,850	7,476	7,310	7,297	6,835
Net interest income (tax equivalent)	61,783	61,176	59,932	55,468	47,040
Provision for loan losses	3,000	5,350	5,950	4,800	3,000
Net interest income after provision for loan losses	58,783	55,826	53,982	50,668	44,040
Non-interest income	13,957	12,286	13,471	12,415	9,148
Non-interest expense	45,814	43,780	44,904	46,723	72,974
Income (loss) before income tax expense	26,926	24,332	22,549	16,360	(19,786)
Income tax expense (benefit) (tax equivalent)*	9,922	7,995	7,538	6,028	(5,784)
Net income (loss)	$17,004	$16,337	$15,011	$10,332	$(14,002)
[1] Does not reflect allowance for loan losses of $42,374, $40,612, $36,350, $32,015 and $30,612.
*Tax exempt income assumed at a statutory 35% federal tax rate.

Sterling Bancorp and Subsidiaries                                        SELECTED FINANCIAL RATIOS
(unaudited, in thousands, except share and per share data)

	For the Quarter Ended
Per Share Data	12/31/2014	9/30/2014	6/30/2014	3/31/2014	12/31/2013
Basic earnings per share	$0.20	$0.20	$0.18	$0.12	$(0.20)
Diluted earnings per share	0.20	0.19	0.18	0.12	(0.20)
Dividends declared per share	0.07	0.07	0.07	0.07	—
Tangible book value per share	6.47	6.30	6.20	5.97	5.77
Shares of common stock outstanding	83,927,572	83,628,267	83,600,529	83,544,307	83,955,647
Basic weighted average common shares outstanding	83,831,380	83,610,943	83,580,050	83,497,765	70,493,305
Diluted weighted average common shares outstanding	84,194,916	83,883,461	83,806,135	83,794,107	70,493,305
Performance Ratios (annualized)
Return on average assets	0.92%	0.90%	0.85%	0.62%	(0.92)%
Return on average equity	6.93%	6.78%	6.37%	4.48%	(7.12)%
Return on average tangible equity [1]	12.50%	12.42%	11.86%	8.47%	(12.84)%
Core operating efficiency [1]	54.0%	54.7%	57.8%	61.4%	65.4%
Analysis of Net Interest Income
Yield on loans	4.74%	4.83%	5.04%	5.05%	4.88%
Yield on investment securities - tax equivalent[2]	2.73%	2.78%	2.75%	2.77%	2.57%
Yield on earning assets - tax equivalent[2]	4.17%	4.24%	4.30%	4.25%	4.10%
Cost of deposits	0.21%	0.19%	0.18%	0.19%	0.17%
Cost of borrowings	2.21%	1.88%	2.44%	3.01%	2.80%
Cost of interest bearing liabilities	0.67%	0.65%	0.68%	0.73%	0.73%
Net interest rate spread - tax equivalent basis[2]	3.50%	3.59%	3.62%	3.52%	3.37%
Net interest margin - tax equivalent basis[2]	3.70%	3.77%	3.84%	3.76%	3.58%
Capital
Tier 1 leverage ratio - Bank only	9.38%	9.34%	9.42%	9.83%	10.58%
Tier 1 risk-based capital - Bank only	$651,204	$636,327	$624,599	$622,878	$593,462
Total risk-based capital - Bank only	693,973	676,939	661,344	655,288	624,469
Tangible equity as a % of tangible assets - consolidated [1]	7.76%	7.63%	7.60%	7.69%	7.78%
Asset Quality
Non-performing loans (NPLs) non-accrual	$45,859	$49,562	$53,153	$54,877	$35,597
Non-performing loans (NPLs) still accruing	783	1,401	3,645	5,394	2,845
Other real estate owned	5,867	7,580	5,017	9,275	11,751
Non-performing assets (NPAs)	52,509	58,543	61,815	69,546	50,193
Net charge-offs	1,238	1,088	1,615	3,397	1,265
Net charge-offs as a % of average loans (annualized)	0.10%	0.09%	0.15%	0.34%	0.14%
NPLs as a % of total loans	0.97%	1.07%	1.25%	1.42%	0.93%
NPAs as a % of total assets	0.71%	0.80%	0.85%	1.00%	0.75%
Allowance for loan losses as a % of NPLs	90.8%	79.7%	64.0%	53.1%	79.6%
Allowance for loan losses as a % of total loans	0.88%	0.85%	0.80%	0.75%	0.74%
Special mention loans	$31,318	$39,553	$41,829	$39,964	$38,834
Substandard / doubtful loans	74,901	73,093	79,110	82,673	77,337
[1] See reconciliation of non-GAAP measure on following page.
[2] Tax equivalent adjustment represents interest income earned on municipal securities divided by the applicable Federal tax rate of 35% for all periods presented.

Sterling Bancorp and Subsidiaries                                         NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
	12/31/2014	9/30/2014	6/30/2014	3/31/2014	12/31/2013
The Company provides supplemental reporting of non-GAAP measures as management believes this information is useful to investors.
The following table shows the reconciliation of stockholders’ equity to tangible equity and the tangible equity ratio:
Total assets	$7,424,822	$7,337,387	$7,250,729	$6,924,419	$6,667,437
Goodwill and other intangibles	(432,258)	(434,204)	(435,185)	(437,727)	(440,537)
Tangible assets	6,992,564	6,903,183	6,815,544	6,486,692	6,226,900
Stockholders’ equity	975,200	961,138	953,433	936,466	925,109
Goodwill and other intangibles	(432,258)	(434,204)	(435,185)	(437,727)	(440,537)
Tangible stockholders’ equity	542,942	526,934	518,248	498,739	484,572
Common stock outstanding at period end	83,927,572	83,628,267	83,600,529	83,544,307	83,955,647
Tangible equity as a % of tangible assets	7.76%	7.63%	7.60%	7.69%	7.78%
Tangible book value per share	$6.47	$6.30	$6.20	$5.97	$5.77
The Company believes that tangible equity is useful as a tool to help assess a company’s capital position.

The following table shows the reconciliation of return on average tangible equity and core return on average tangible equity:
Average stockholders’ equity	$973,089	$956,166	$944,476	$934,304	$780,241
Average goodwill and other intangibles	(433,396)	(434,141)	(436,805)	(439,613)	(347,538)
Average tangible stockholders’ equity	539,693	522,025	507,671	494,691	432,703
Net income (loss)	17,004	16,337	15,011	10,332	(14,002)
Net income (loss), if annualized	67,462	64,815	60,209	41,902	(55,551)
Return on average tangible equity	12.50%	12.42%	11.86%	8.47%	(12.84)%
Core net income (see reconciliation on page 11)	$19,615	$18,166	$15,715	$13,094	$9,805
Annualized core net income	77,820	72,072	63,033	53,103	38,900
Core return on average tangible equity	14.42%	13.81%	12.42%	10.73%	8.99%
The Company believes that the return on average tangible stockholders’ equity is useful as a tool to help assess a company’s use of tangible equity.

The following table shows the reconciliation of return on tangible assets and core return on tangible assets:
Average assets	$7,340,332	$7,217,649	$7,048,328	$6,747,546	$6,013,816
Average goodwill and other intangibles	(433,396)	(434,141)	(436,805)	(439,613)	(347,538)
Average tangible assets	6,906,936	6,783,508	6,611,523	6,307,933	5,666,278
Net income (loss)	17,004	16,337	15,011	10,332	(14,002)
Net income (loss), if annualized	67,462	64,815	60,209	41,902	(55,551)
Return on average tangible assets	0.98%	0.96%	0.91%	0.66%	(0.98)%
Core net income (see reconciliation on page 11)	$19,615	$18,166	$15,715	$13,094	$9,805
Annualized core net income	77,820	72,072	63,033	53,103	38,900
Core return on average tangible assets	1.13%	1.06%	0.95%	0.84%	0.69%
The Company believes that the core return on average tangible assets is a useful tool to help assess the Company’s profitability.

Sterling Bancorp and Subsidiaries                                         NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
	12/31/2014	9/30/2014	6/30/2014	3/31/2014	12/31/2013
The following table shows the reconciliation of the core operating efficiency ratio:
Net interest income	$60,237	$59,633	$58,451	$54,028	$45,876
Non-interest income	13,957	12,286	13,471	12,415	9,148
Total net revenue	74,194	71,919	71,922	66,443	55,024
Tax equivalent adjustment on securities interest income	1,546	1,543	1,481	1,440	1,164
Net loss (gain) on sale of securities	43	(33)	(1,193)	(60)	645
Other (other gains and fair value loss on interest rate caps)	—	—	—	—	(93)
Core total revenue	75,783	73,429	72,210	67,823	56,740
Non-interest expense	45,814	43,780	44,904	46,723	72,974
Merger-related expense	(502)	—	—	(388)	(9,068)
Charge for asset write-downs, banking systems conversion, retention and severance	(2,493)	(1,103)	(2,321)	(678)	(22,167)
Gain on sale of financial center and redemption of Trust Preferred Securities	—	—	1,637	—	—
Charge on benefit plan settlement	—	—	—	(1,486)	(2,743)
Amortization of intangible assets	(1,873)	(2,511)	(2,511)	(2,511)	(1,875)
Core non-interest expense	40,946	40,166	41,709	41,660	37,121
Core operating efficiency ratio	54.0%	54.7%	57.8%	61.4%	65.4%
The Company believes the core operating efficiency ratio is a useful tool to help assess the Company’s core operating performance.

The following table shows the reconciliation of core net income and core earnings per share:
Income (loss) before income tax expense	$25,380	$22,789	$21,068	$14,920	$(20,950)
Income tax expense (benefit)	8,376	6,452	6,057	4,588	(6,948)
Net income (loss)	17,004	16,337	15,011	10,332	(14,002)

Net loss (gain) on sale of securities	43	(33)	(1,193)	(60)	645
Merger-related expense	502	—	—	388	9,068
Charge for asset write-downs, banking systems conversion, retention and severance	2,493	1,103	2,321	678	22,167
Gain on sale of financial center and redemption of Trust Preferred Securities	—	—	(1,637)	—	—
Charge on benefit plan settlement	—	—	—	1,486	2,743
Amortization of non-compete agreements	859	1,497	1,497	1,497	998
Total charges	3,897	2,567	988	3,989	35,621
Income tax (benefit)	(1,286)	(738)	(284)	(1,227)	(11,814)
Total non-core charges net of taxes	2,611	1,829	704	2,762	23,807
Core net income	$19,615	$18,166	$15,715	$13,094	$9,805

Weighted average diluted shares[1]	84,194,916	83,883,461	83,806,135	83,794,107	70,493,305
Diluted EPS as reported	$0.20	$0.19	$0.18	$0.12	$(0.20)
Core diluted EPS (excluding total charges)	0.23	0.22	0.19	0.16	0.14
The Company believes the presentation of its net income excluding total charges provides a useful tool to help assess the Company’s profitability.
[1] For the quarter ended December 31, 2013, represents diluted share calculation to compute diluted EPS assuming net income.